EXHIBIT 10.59
5/15

JUNE 2007 AMENDMENT
TO
THIRD AMENDED AND RESTATED
SERVICE AGREEMENT

This June 2007 Amendment (“Amendment”) to the Third Amended and Restated Service Agreement ("Agreement"), as amended, is made as of the 1st day of June, 2007 (the "Effective Date of Amendment") by and between Blue Cross and Blue Shield of Vermont ("BCBS"), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

Whereas, the parties have entered into the Agreement effective as of April 1, 2001;

Whereas, the parties have from time-to-time previously amended the Agreement;

Whereas, the parties desire to again amend the Agreement regarding certain performance standards;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

First: Commencing the Effective Date of Amendment, Attachment 2.3 is amended in its entirety as attached hereto.

Second: In all other respects the Agreement, as amended, shall remain in full force and effect.

In Witness Whereof, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

BY: /s/ DENNIS J. MOURAS	BY: DON GEORGE
TITLE: CEO	TITLE:
DATE: 6/14/2007	DATE: 6-4-07

ATTACHMENT 2.3

PERFORMANCE STANDARDS

Goal	Tasks	Criteria for Measuring Results	Deliverable	Penalty for Failure to Provide Deliverable

Submission of annual document to the Blue Cross Blue Shield Association for a Distinctively Blue (DB) Award	Collaborate with designated BCBSVT staff to: Select the topic(s) for study Establish the objectives Collect/analyze the data Prepare draft of annual DB submission for BCBSVT Management review/approval	Key Tasks completed DB Document prepared	Distinctively Blue document prepared for BCBSVT management review/approval 2 weeks prior to submission deadline	$*

Collaborate with BCBSVT staff to develop care management program strategies through Environmental Assessment process
As standing members of Blue Health Solutions Steering Committee, CAI on-site staff will be responsible for leading care management component of Environmental assessment. CAI will designate a corporate representative to serve on Blue Health Solutions Steering Committee CAI staff will provide support for the development of care management program strategies through participation in Blue Health Solution meetings and the environmental assessment process
		Submission of Care Management component of Environmental Assessment work product, including Slide presentation and Paper, by Plan designated target date	Care Management component of Environmental Assessment 100% criteria/categories complete upon submission	$*

5/15

JUNE 2006 AMENDMENT
TO
THIRD AMENDED AND RESTATED
SERVICE AGREEMENT

This June 2006 Amendment (“Amendment”) to the Third Amended and Restated Service Agreement ("Agreement"), as amended, is made as of the 1st day of June, 2006 (the "Effective Date of Amendment") by and between Blue Cross and Blue Shield of Vermont ("BCBS"), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

Whereas, the parties have entered into the Agreement effective as of April 1, 2001;

Whereas, the parties have from time-to-time previously amended the Agreement;

Whereas, the parties desire to again amend the Agreement to adjust the contract year to coincide with a calendar year, to provide for certain performance standards and to extend the term;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

First: Commencing the Effective Date of Amendment, Section 2.1 of the Agreement is amended in its entirety as follows:

2.1. Generally. As compensation for CAI's Services to BCBS, including any direct or indirect expenses that CAI may incur, (I) for the period commencing June 1, 2006, through December 31, 2006, BCBS shall pay CAI a monthly fee in the amount of $*, and (II) for the calendar year commencing January 1, 2007, BCBS shall pay CAI an annual fee in the amount of $*.

For each year commencing on or after January 1, 2008 that this Agreement remains in effect, BCBS shall pay CAI an annual fee equal to the sum of the fee for the prior year increased by * (*%) percent.

The monthly fee during 2006 shall be paid in arrears; the annual fee commencing in 2007 shall be paid in equal monthly installments, in arrears.

Second: There is added a new Section 2.3 as follows:

2.3. Performance Standards; Penalty and Incentive Compensation. CAI shall provide the Deliverables set forth in Attachment 2.3; in the event that CAI fails to provide a Deliverable, then CAI shall pay to BCBS the penalty specified in the aforesaid attachment. In the event that BCBS obtains accreditation from NCQA prior to March 31, 2007, then BCBS shall pay CareAdvantage incentive compensation in the amount of $*. Any penalty or incentive compensation shall be paid within thirty (30) days of the date of the event that gives rise to the penalty or incentive compensation.

Fourth: There is added a new Attachment 2.3 as attached hereto.

Fifth: The first sentence of Section 4.1 is amended as follows:

The term of this Agreement shall terminate on December 31, 2008, and shall renew automatically for successive one (1) year terms, unless either party provides the other with notice of non-renewal not less than ninety (90) days prior to the end of the scheduled term.

Sixth: In all other respects the Agreement, as amended, shall remain in full force and effect.

In Witness Whereof, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

BY: /s/ DENNIS J. MOURAS	BY: /s/ DON C. GEORGE
TITLE: CEO	TITLE: VP, MANAGED HEALTH SYSTEMS
DATE: 6/5/2006	DATE: 5/31/2006

ATTACHMENT 2.3

PERFORMANCE STANDARDS

Goal	Tasks	Criteria for Measuring Results	Deliverable	Penalty for Failure to Provide Deliverable

Develop an ROI Measurement Tool through collaboration with BCBSVT staff
CAI will make reasonable efforts to schedule 4 meetings of BCBSVT Medical Services Committee in 2006; CAI on-site staff will attend all ROI meetings and will work collaboratively with CAI corporate staff and BCBSVT staff, to develop and implement an ROI tool; CAI will develop and submit proposed ROI tool by 1/31/07
		Documented evidence of CAI participation in all ROI meetings with BCBSVT staff. Documented progress towards a mutually acceptable ROI tool; Timely submission of proposed ROI tool to BCBSVT;	Submission of proposed ROI tool by 1/31/07	$*

Collaborate with BCBSVT staff to develop care management program strategies through Environmental Assessment process
As standing members of Blue Health Solutions Steering Committee, CAI on-site staff will be responsible for leading care management component of Environmental assessment. CAI will designate a corporate representative to serve on Blue Health Solutions Steering Committee CAI staff will provide support for the development of care management program strategies through participation in Blue Health Solution meetings and the environmental assessment process
		Submission of Care Management component of Environmental Assessment work product, including Slide presentation and Paper, by Plan designated target date	Care Management component of Environmental Assessment 100% criteria/categories complete upon submission	$*

10/12/05

OCTOBER 2005 AMENDMENT
TO
THIRD AMENDED AND RESTATED
SERVICE AGREEMENT

This October 2005 Amendment (“Amendment”) to the Third Amended and Restated Service Agreement ("Agreement"), as amended, is made as of the 1st day of April, 2005 (the "Effective Date") by and between Blue Cross and Blue Shield of Vermont ("BCBS"), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

Whereas, the parties have entered into the Agreement effective as of April 1, 2001;

Whereas, the parties have from time-to-time previously amended the Agreement;

Whereas, the parties desire to again amend the Agreement;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

First: : Section 1 of Attachment A is amended in its entirety as follows:

1.  License. In accordance with the terms and conditions of this Attachment, CAI grants BCBS the non-exclusive license to use the following intellectual property only at BCBS’s offices in the State of Vermont, and only in connection with its business of providing health care and managed care coverage:

RightPath™ (including but not limited to RPathFinders)
Physician Review System™

Such properties shall collectively be referred to as “Intellectual Property”; but to the extent such Intellectual Property consists of computer software (i.e., Physician Review System™), it shall be referred to as “Software”; to the extent that documentation accompanies the Software, it shall be referred to as “Documentation”; updates and/or improvements to the Software and/or other Intellectual Property shall be referred to as “Updates”; and Intellectual Property (including Software and Updates) and Documentation and any copies or modifications thereto are referred to as the “Licensed Products.”

All rights to and in the Licensed Products, including, but not limited to, copyrights and trade secret rights, belong to CAI and CAI holds title to each copy of the Licensed Products. BCBS shall not transfer or distribute the Licensed Products to others, and the license granted hereunder shall automatically terminate in the event of such a transfer or distribution. BCBS shall not copy or modify the Licensed Products, except that (a) BCBS may copy the Licensed Products for authorized use and for backup so long as all copyright and other notices are reproduced and included on such copies; and (b) BCBS may create a system-based version of RPathFinders for authorized use.

Second:  Section 3 of Attachment A is amended in its entirety as follows

3.  Term of License. Upon termination of the Third Amended and Restated Service Agreement for any reason, BCBS shall return all copies of the Licensed Products to CAI, shall delete all copies of the Licensed Products from its computers, and certify such deletion in writing to CAI. In addition, CAI may terminate the license granted pursuant to this Attachment (without terminating the Third Amended and Restated Agreement) in the event BCBS breaches any of the terms and conditions contained in this Attachment, upon which termination BCBS shall return all copies of the Licensed Products to CAI. All provisions of this Attachment A relating to disclaimers of warranties, limitation of liability, remedies, or damages, and CAI's proprietary rights shall survive termination of the license and/or Third Amended and Restated Agreement.

Third: In all other respects the Agreement, as amended, shall remain in full force and effect.

In Witness Whereof, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

BY:	BY: /s/ DON C. GEORGE
TITLE:	TITLE: VP, MANAGED HEALTH SYSTEMS
DATE:	DATE: 10-31-2005

2/28/05

APRIL 2005 AMENDMENT
TO
THIRD AMENDED AND RESTATED
SERVICE AGREEMENT

This April2005 Amendment (“Amendment”) to the Third Amended and Restated Service Agreement ("Agreement"), as amended, is made as of the 1st day of April, 2005 (the "Effective Date") by and between Blue Cross and Blue Shield of Vermont ("BCBS"), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

Whereas, the parties have entered into the Agreement effective as of April 1, 2001;

Whereas, the parties have from time-to-time previously amended the Agreement;

Whereas, the parties desire to again amend the Agreement;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

First: Subsection b of Section 1.2 is amended in its entirety to provide as follows:

b. CAI will provide BCBS access to a panel of fully credentialed specialists for review of complex cases, reconsideration and appeals. This panel will also provide support to the Specialty Advisory Committees.

Second: The last sentence of Clause i of Subsection c of Section 1.4 is amended in its entirety to provide as follows

i. This will be supported by the matched specialty review available through the Specialty Advisor Panel.

Third: Section 1.5 is deleted in its entirety.

Fourth: Section 2.1 of the Agreement is amended in its entirety to provide as follows:

2.1. Generally. As compensation for CAI's Services to BCBS, including any direct or indirect expenses that CAI may incur, BCBS shall pay CAI an annual fee as follows:

April 1, 2005 to March 31, 2006  $ *

For each year commencing on or after April 1, 2006 that this Agreement remains in effect, BCBS shall pay CAI an annual fee equal to the sum of the fee for the prior year increased by * (*%) percent. For the contract term beginning April 1, 2006 and ending March 31, 2007, in the event that BCBS obtains accreditation from NCQA, then the preceding sentence shall be amended by substituting “* (*%) percent” for “* (*%) percent”.  The annual fee shall be paid in equal monthly installments, in arrears.

Fifth: The first two paragraphs of Section 1 of Attachment A are amended in their entirety as follows:

1.  License. In accordance with the terms and conditions of this Attachment, CAI grants BCBS the non-exclusive license to use the following intellectual property only at BCBS’s offices in the State of Vermont, and only in connection with its business of providing health care and managed care coverage:

RightPath™
Physician Review System™

Such properties shall collectively be referred to as “Intellectual Property”; but to the extent such Intellectual Property consists of computer software (i.e., Physician Review System™), it shall be referred to as “Software”; to the extent that documentation accompanies the Software, it shall be referred to as “Documentation”; updates and/or improvements to the Software and/or other Intellectual Property shall be referred to as “Updates”; and Intellectual Property (including Software and Updates) and Documentation and any copies or modifications thereto are referred to as the “Licensed Products.”

Sixth: In all other respects the Agreement, as amended, shall remain in full force and effect.

In Witness Whereof, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

BY: /s/ DENNIS J. MOURAS	BY: /s/ DON C.G EORGE
TITLE: CEO	TITLE: VP MANAGED HEALTH SYSTEMS
DATE: 3/21/2005	DATE: 3-14-2005

March 1, 2004

Don C. George
Vice President, Managed Health Systems
Blue Cross and Blue Shield of Vermont
445 Industrial Lane
Montpelier, Vermont 05602

Dear Don:

As we discussed, this letter will amend the Service Agreement (“Agreement”) between Blue Cross and Blue Shield of Vermont (“BCBSVT”) and CareAdvantage, Inc. (“CAI”) dated as of April 1, 2001, as amended as of April 1, 2003, to reflect an increase in compensation for services.

1. Section 2.1 of the Agreement is amended in its entirety to provide as follows

2.1. Generally. As compensation for CAI’s Services to BCBSVT, including any direct or indirect expenses that CAI may incur, BCBSVT shall pay CAI an annual fee as follows:

April 1, 2004 to March 31, 2005  $*

For each year commencing on or after April 1, 2005, that this Agreement remains in effect, BCBSVT shall pay CAI an annual fee equal to the sum of (a) the fee for the prior year, plus (b) such additional amount as the parties may mutually agree based on CAI’s attainment of performance measures or otherwise. The annual fee shall be paid in equal monthly installments, in arrears.

Except as provided herein, the Agreement as previously amended shall remain in full force and effect.

Assuming that you agree with the terms set forth above, please sign and return one copy of this letter to me.

Sincerely,

/s/ Alan Fontes
Alan Fontes
Vice President

Agreed:

By:  /s/ Don C. George                                    3-12-2004

Don C. George
Vice President, Managed Health Systems

3/18/03

AMENDMENT
TO
THIRD AMENDED AND RESTATED
SERVICE AGREEMENT

This Amendment (“Amendment”) to the Third Amended and Restated Service Agreement ("Agreement") is made as of the 1st day of April, 2003 (the "Effective Date") by and between Blue Cross and Blue Shield of Vermont ("BCBS"), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

Whereas, the parties have entered into the Agreement effective as of January 1, 2001; and

Whereas, the parties desire to amend the Agreement;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

First: Section 2.1 of the Agreement is amended in its entirety to provide as follows

2.1. Generally. As compensation for CAI's Services to BCBS, including any direct or indirect expenses that CAI may incur, BCBS shall pay CAI an annual fee as follows:

April 1, 2003 to March 31, 2004  $*

For each year commencing on or after April 1, 2004, that this Agreement remains in effect, BCBS shall pay CAI an annual fee equal to the sum of (a) the fee for the prior year, plus (b) such additional amount as the parties may mutually agree based on CAI’s attainment of performance measures or otherwise. The annual fee shall be paid in equal monthly installments, in arrears.

Second: Section 6.3 of the Agreement is amended in its entirety to provide as follows:

Nonsolicitation. During the term of this Agreement and for an additional period of two (2) years after its termination, each Party agrees not to solicit, directly or indirectly, for employment or other relationship any employee or agent of the other Party or its affiliates who performed Services under this Agreement or became known to the other Party through the relationship of the Parties without the prior written consent of the other party.

The parties acknowledge that damages for breach of this agreement under this Section 6.3 would be difficult to ascertain. Accordingly the parties agree that for any breach of this Section 6.3, Customer shall pay CAI liquidated damages in accordance with this Section. In the event that Customer hires an employee or agent in violation of this Section 6.3, it shall pay CAI (a) $* in the case of a physician, (b) $* in the case of a nurse or other licensed professional, or (c) $* in the case of an employee or agent not covered by clauses (a) or (b) of this sentence. Furthermore, for any breach of this Section 6.3, CAI shall pay Customer liquidated damages in accordance with this Section. In the event that CAI hires an employee or agent in violation of this Section 6.3, it shall pay Customer an amount equal to the then current salary of the solicited employee plus twenty (20) percent, or in the case of an agent of Customer, an amount equal to the outstanding contract value to be performed by such agent plus twenty (20) percent. Provided further that in all cases the breaching party shall reimburse the other party its reasonable attorneys’ fees incurred in enforcing this Section 6.3.

Third: As of the date of the execution of this Amendment (but in no event later than as of April 1, 2003). the parties agree to add to the Agreement the HIPAA Addendum attached hereto and made a part hereof

In Witness Whereof, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

BY: /s/ DENNIS J. MOURAS	BY: /s/ DON C. GEORGE
TITLE: CEO	TITLE: VP, ANAGED HEALTH SYSTEMS
DATE: 7/2/2003	DATE: 6-27-2003

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HIPAA ADDENDUM

This addendum (“Addendum”) is effective upon execution, and amends and is made part of the Third Amended and Restated Service Agreement dated as of April 1, 2001 by and between CareAdvantage, Inc. (“CAI”) and Blue Cross and Blue Shield of Vermont (“Plan”).

A.	Background Statements.

1.
The Parties acknowledge that Plan is a Covered Entity required to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations (45 C.F.R. Parts 160-164).

2.
The Parties agree that, pursuant to Agreement, CAI is performing certain functions including, but not limited to, medical leadership and clinical support, utilization review, grievance and appeals, after hours back-up physician review coverage, and case management support on behalf of Plan and that when performing these functions CAI is acting as a Business Associate of Plan.

3.	Plan and CAI mutually agree to modify Agreement to incorporate the terms of this Addendum to comply with the requirements of the HIPAA and its implementing regulations.

B.	Privacy of Protected Health Information.

1.
Permitted Uses and Disclosures. CAI is permitted or required to use or disclose Protected Health Information it creates or receives for or from Plan or to request Protected Health Information on Plan’s behalf only as follows:

a)
Functions and Activities on Plan’s Behalf. Except as otherwise limited in this Addendum, CAI is permitted to request the minimum necessary protected health information on Plan’s behalf, and to use and to disclose the minimum necessary Protected Health Information to perform functions, activities, or services for or on behalf of Plan, as specified in Agreement.

b)
CAI’s Operations. CAI may use the minimum necessary Protected Health Information for CAI’s proper management and administration or to carry out CAI’s legal responsibilities. CAI may disclose the minimum necessary Protected Health Information for CAI’s proper management and administration or to carry out CAI’s legal responsibilities only if:

(i)	The disclosure is required by law; or

(ii)	CAI obtains reasonable assurance, evidenced by written contract, from any person or organization to which CAI will disclose Protected Health Information that the person or organization will:

a.	Hold such Protected Health Information in confidence and use or further disclose it only for the purpose for which CAI disclosed it to the person or organization or as required by law; and

b.
Promptly notify CAI (who will in turn promptly notify Plan) of any instance of which the person or organization becomes aware in which the confidentiality of such Protected Health Information was breached.

c)	Data Aggregation. CAI may use Protected Health Information of Plan to provide Data Aggregation Services to Plan.

Prohibition on Unauthorized Use or Disclosure. CAI will neither use nor disclose Protected Health Information except as permitted or required by this Addendum, as otherwise permitted in writing by Plan, or as required by law. This Addendum does not authorize CAI to use or disclose Protected Health Information in a manner that would violate the requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (45 C.F.R. Parts 160-64) if done by Plan, except as set forth in Section B(1)(b).

Information Safeguards. CAI will develop, implement, maintain, and use appropriate administrative, technical, and physical safeguards, in compliance with Social Security Act § 1173(d) (42 U.S.C. § 1320d-2(d)), 45 Code of Federal Regulations § 164.530(c) and any other implementing regulations issued by the U.S. Department of Health and Human Services. The safeguards will be designed to preserve the integrity and confidentiality of, and to prevent intentional or unintentional non-permitted or violating use or disclosure of, Protected Health Information. CAI will document and keep these safeguards current.

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Sub-Contractors and Agents. CAI will require any of its subcontractors and agents, to which CAI is permitted by this Addendum or in writing by Plan to disclose Protected Health Information, to provide reasonable assurance, evidenced by written contract, that such subcontractor or agent will comply with the same privacy and security obligations as CAI with respect to such Protected Health Information.

C.	Individual Rights.

1.
Access. CAI will, within 15 days after Plan’s request, make available to Plan or, at Plan’s direction, to the individual (or the individual’s personal representative) for inspection and obtaining copies any Protected Health Information about the individual that is in CAI’s custody or control, so that Plan may meet its access obligations under 45 Code of Federal Regulations § 164.524.

2.
Amendment. CAI will, upon receipt of notice from Plan, promptly amend or permit Plan access to amend any portion of the Protected Health Information, so that Plan may meet its amendment obligations under 45 Code of Federal Regulations § 164.526.

3.
Disclosure Accounting. CAI shall document disclosures of Protected Health Information and information related to such disclosures as would be required for Plan to respond to a request by an individual for an accounting of disclosures of Protected Health Information in accordance with 45 Code of Federal Regulations § 164.528 and shall provide such information to Plan upon request so that Plan may meet its disclosure accounting obligations under 45 Code of Federal Regulations § 164.528.

4.
Restriction Requests; Confidential Communications. CAI will comply with any agreements for confidential communications of which it is aware and to which Plan agrees pursuant to 45 C.F.R. § 164.522(b) by communicating with Members using agreed upon alternative means or alternative locations.

Inspection of Books and Records. CAI will make its internal practices, books, and records, relating to its use and disclosure of Protected Health Information, available to Plan and to the U.S. Department of Health and Human Services to determine compliance with 45 Code of Federal Regulations Parts 160-64 or this Addendum.

D.	Breach of Privacy Obligations.

1.
Reporting. CAI will report to Plan any use or disclosure of Protected Health Information not permitted by this Addendum or in writing by Plan. CAI will make the report to Plan’s Legal Department not more than 5 days after CAI learns of such non-permitted use or disclosure. CAI’s report will at least:

a)	Identify the nature of the non-permitted use or disclosure;

b)	Identify the Protected Health Information used or disclosed;

c)	Identify who made the non-permitted use or disclosure and who received the non-permitted or violating disclosure;

d)	Identify what corrective action CAI took or will take to prevent further non-permitted uses or disclosures;

e)	Identify what CAI did or will do to mitigate any deleterious effect of the non-permitted use or disclosure; and

f)	Provide such other information, including a written report, as Plan may reasonably request.

2.	Termination of Agreement.

a) Right to Terminate for Breach. Plan may terminate Agreement if it determines, in its reasonable discretion, that CAI has materially breached any provision of this Addendum and, on notice of such material breach or violation from Plan, CAI fails to take reasonable steps to cure the breach or end the violation. If CAI fails to cure the material breach or end the violation within 30 days after receipt of Plan’s notice, Plan may terminate Agreement by providing CAI written notice of termination, stating the uncured material breach or violation that provides the basis for the termination and specifying the effective date of the termination.

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b)	Obligations upon Termination.

(i)
Return or Destruction. Upon termination, cancellation, expiration or other conclusion of Agreement, CAI will if feasible return to Plan or destroy all Protected Health Information, including all Protected Health Information in whatever form or medium (including any electronic medium) and all copies of and any data or compilations derived from and allowing identification of any individual who is a subject of Protected Health Information. CAI will complete such return or destruction as promptly as possible, but not later than 60 days after the effective date of the termination, cancellation, expiration or other conclusion of Agreement. CAI will identify any Protected Health Information that cannot feasibly be returned to Plan or destroyed. CAI will limit its further use or disclosure of that Protected Health Information to those purposes that make return or destruction of that Protected Health Information infeasible. Within 60 days after the effective date of the termination, cancellation, expiration or other conclusion of Agreement, CAI will (a) certify on oath in writing to Plan that such return or destruction has been completed, (b) deliver to Plan the identification of any Protected Health Information for which return or destruction is infeasible, and (c) certify that it will only use or disclose such Protected Health Information for those purposes that make return or destruction infeasible.

(ii)
Continuing Privacy Obligation. CAI’s obligation to protect the privacy of the Protected Health Information it created or received for or from Plan will be continuous and survive termination, cancellation, expiration or other conclusion of Agreement.

(iii)
Other Obligations and Rights. CAI’s other obligations and rights and Plan’s obligations and rights upon termination, cancellation, expiration or other conclusion of Agreement will be those set out in Agreement.

E.
Conflicts.  The terms and conditions of this Addendum will override and control any conflicting term or condition of Agreement. All nonconflicting terms and conditions of Agreement remain in full force and effect.

F.	General Provisions.

1.
Definitions. The capitalized terms “Health Care Operations,” “Payment,” “Protected Health Information,” and “Treatment” shall have the same meaning as in 45 C.F.R. § 164.501. The capitalized terms “Business Associate” and “Covered Entity” shall have the same meaning as in 45 C.F.R. § 160.102.

2.
Amendment to Agreement. Upon the effective date of any final regulation or amendment to final regulations promulgated by the U.S. Department of Health and Human Services with respect to Protected Health Information or Standard Transactions, this Addendum and the Agreement of which it is part will automatically amend such that the obligations they impose on CAI remain in compliance with these regulations.

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5/29/01

THIRD AMENDED AND RESTATED
SERVICE AGREEMENT

This Third Amended and Restated Service Agreement ("Agreement") is made as of the 1st day of April, 2001 (the "Effective Date") by and between Blue Cross and Blue Shield of Vermont ("BCBS"), with its principal place of business at 445 Industrial Lane, Montpelier, Vermont 05602, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

Whereas, CAI, which is engaged in the business of providing care management services, has been providing services to BCBS, which provides health insurance coverage and managed care coverage, pursuant to a Second Amended and Restated Services Agreement dated as of May 24, 2000 ("Prior Agreement");

Whereas, the parties desire to amend and restate the Prior Agreement;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1. Services.

1.1 Generally. As set forth herein, CAI will provide a medical management team (a) to plan and implement care management programs for the enhancement of the current care management of inpatient and outpatient facility-based services, professional services and supplies, (b) to reduce the cost and utilization of patient services, and (c) to meet BCBS’s cost containment goals. Specifically, CAI will provide to BCBS the medical leadership and clinical support described in Section 1.2; in accordance with its terms, the use of the intellectual property described in Section 1.3; and the services described in Sections 1.4, 1.5 and 1.6 (collectively "Services") in connection with all BCBS members enrolled in the Care Management Program (which includes BCBS members enrolled in PPO and POS products (including cost plus), national accounts and FEP; and does not include BCBS members enrolled in TVHP Medicare Supp.) CAI will provide the Services with respect to all medical and surgical services other than mental health, substance abuse and prescription drugs.

1.2 Medical Leadership and Clinical Support CAI shall provide a Corporate Medical Director, access to CAI Specialty Advisory Panel, and 24/7 back-up physician review coverage, all in accordance with this Agreement.

a. Corporate Medical Director. CAI will provide BCBS with an on-site Corporate Medical Director whose responsibilities shall include:

i.	Assisting BCBS achieve its corporate and program objectives;

ii.	Representing BCBS and its care management initiatives to providers, members and purchasers;

iii.	Supporting clinical reviews in the care management program;

iv.	Developing corporate medical and payment policies;

v.	Providing leadership to and management of BCBS’s Medical Services Department;

vi.	Supporting and participating in provider contracting initiatives;

vii.	Serving as chairman of BCBS’s Care Management Steering Com-mittee;

viii.	Supporting and facilitating development of new care management programs; and

ix.	Assisting BCBS in complying with NCQA/Rule 10 requirements.

The Corporate Medical Director, who shall serve under the direction of BCBS’s Vice President for Managed Health Systems (or such other officer as BCBS shall designate), shall be a CAI employee and shall devote his full-time efforts to CAI's responsibilities under this Agreement.

b. Specialty Advisor Panel. CAI will provide BCBS access to CAI's panel of fully credentialed specialists for review of complex cases, reconsideration and appeals. This panel will also provide support to the Specialty Advisory Committees.

c. Back-Up Physician Review Coverage. For those times that the Corporate Medical Director and/or the BCBSVT medical directors are unavailable, CAI will provide after-hours back-up physician review coverage seven days per week via telephone.

1.3 Intellectual Property. During the term of this Agreement, CAI will provide BCBS with the use of the intellectual property described in Attachment A in accordance with the terms of that Attachment.

1.4 Performance Enhancement and Support.

a. CAI will provide BCBS with an on-site Director of Operations whose responsibilities will include:

i. As necessary, reviewing BCBS’s utilization and management operation and the related corporate infrastructure. Such review will address those functions that affect results, productivity and quality, and may include program focus and scope; review criteria; clinical review staff; physician review support; clinical staff training; timeliness of notification and review; on-site review; denials, penalties and appeals; case management programs; disease management programs; and systems support.

ii. Periodic audits of completed cases, assessing inter-reviewer reliability in compliance with the requirements of external accreditation agencies.

b. Strategy Development and Implementation. CAI will provide support to BCBS strategic initiatives by providing the following:

i.  CAI leadership in preparing BCBS for URAC accreditation for case management;

ii. CAI Executive leadership participation in BCBS Care Management Committee; and

iii. CAI National Medical Director involvement in BCBS committees and strategic planning.

c. Provider Network Management.

i. CAI, through the case review process and through the formation of Specialty Advisory Committees, will seek to engage network physicians and hospitals in addressing care management issues. In the case review process, the Medical Directors will contact attending physicians or the hospital UR staff to discuss treatment plans or alternatives. This will be supported by the matched specialty review available through the CAI Specialty Advisor Panel.

ii. CAI will recommend and support the formation and coordination of select Specialty Advisory Committees to address care management issues. These committees are a means to develop program guidelines that reflect regional medical practice and to develop working relationships with the provider community.

iii. CAI will work with BCBS’s contracting personnel to assist in managing the at-risk networks, providing them with analysis and care management program support, as indicated.

d. Outcomes Measurement. CAI will conduct quarterly analyses of program outcomes using BCBS claims data and program activity data, and will issue management reports customized as reasonably requested by BCBS.

1.5 Care Management Business Systems. CAI will provide and maintain the following business systems in support of the BCBS care management program:

a.	Physician Review System™ (PRS), a software system to record and report physician review activity;

b.	Case Management Screening Module (CMS), software system that identifies candidates for case management; and.

c.	ClientNet™, an internet-based system that provides on-line access to aggregated claims data.

1.6 Additional Services. CAI shall provide such additional services and/or additional medical directors as the parties may agree.

1.7 BCBS Right of Approval. The Corporate Medical Director and his replacement shall in all respects be satisfactory to BCBS in its reasonable judgment, including in medical education, training, experience, judgment, and ability to work with and relate to BCBS employees, physicians under contract with BCBS, and others in the medical community. CAI has proposed Stephen Perkins, M.D. to be the Corporate Medical Director pursuant to this Agreement, and BCBS has determined that Perkins is acceptable to it to serve in that capacity.

2. Compensation & Expenses

2.1. Generally. As compensation for CAI's Services to BCBS, including any direct or indirect expenses that CAI may incur, BCBS shall pay CAI an annual fee as follows:

April 1, 2001 to March 31, 2002  $*

For each year commencing on or after April 1, 2002, that this Agreement remains in effect, BCBS shall pay CAI an annual fee equal to the sum of (a) the fee for the prior year, plus (b) such additional amount as the parties may mutually agree based on CAI’s attainment of performance measures or otherwise. The annual fee shall be paid in equal monthly installments, in arrears.

2.2. Compensation for Additional Services. In the event the parties agree that CAI shall perform additional services and/or provide additional medical directors, then as part of such agreement the parties shall also agree to appropriately increase CAI’s compensation otherwise payable pursuant to Section 2.1.

3. Confidentiality

3.1 Generally. Each party hereto hereby agrees that, during the term of this Agreement and after its termination, it shall (a) not, directly or indirectly, use (other than for the purposes contemplated hereby during the term), (b) keep secret and retain in strictest confidence, and (c) not disclose to any third party, Confidential Information as defined herein. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) when compelled to do so by applicable law, and (ii) to those of such party's officers, directors, partners, employees and agents who have a "need to know."

3.2 Definition. "Confidential Information" shall mean (a) any forms, policies, procedures, manuals and materials of any kind created, owned or provided by a party in connection with, or with respect to, the Services, (b) any information or data relating to the Services or this Agreement that is made available by a party to the other party and (i) is marked confidential, or at the time of its being made available, is otherwise indicated to be confidential, or (ii) within thirty (30) days after such information or data is first made available, is indicated in writing to be confidential, (c) any derivative works based on the materials, information or data described in subclauses (a) and (b) above, and (d) with respect to the confidentiality obligations hereunder of CAI only, (i) patient information, and (ii) any and all information or data (whether patient specific, account specific, aggregates thereof or otherwise) relating to the cost or utilization of health care services provided to, or received by an individual covered by any BCBS health care benefit plan; provided, however, Confidential Information shall not mean information or data that (A) was previously known to the receiving party at the time of disclosure, (B) is publicly known through no act or omission by the receiving party, or (C) is disclosed to the receiving party by a third party having the legal right to make such disclosure.

4. Term.

4.1 Generally. This Agreement shall be for a three (3) year term beginning on the Effective Date, and shall renew automatically for successive one (1) year terms, unless either party provides the other with notice of non-renewal not less than ninety (90) days prior to the end of the scheduled term. Without limiting the foregoing, a non-renewal notice may include proposed new terms and conditions for the extension of this Agreement. In the event new terms and conditions for the continuation of this Agreement are proposed by either party, the parties agree to negotiate in good faith concerning the proposed new terms (including the right to reject the proposed new terms and not extend this Agreement) in an attempt to agree on new terms and conditions prior to the scheduled expiration date.

5. Insurance; Indemnification; Defense of Litigation

5.1 Insurance. CAI shall maintain in full force and effect during the term of this Agreement errors and omissions/utilization review and utilization management insurance in per occurrence and aggregate face amounts of at least $* million and $* million respectively, such policy or policies not to be cancelable upon less than thirty (30) days' prior notice, and providing that BCBS shall receive copies of any notice of cancellation.

5.2 Indemnification. Each party hereto (as such, an "Indemnifying Party") agrees to indemnify, defend and hold harmless (collectively, "Indemnify") the other party and such other party's officers, directors, employees or agents (collectively, "Indemnified Parties") from and against any and all claims, suits, costs and expenses, including without limitation, costs of investigation and defense, incurred by such Indemnified Parties as a result of any willful misconduct or any negligent act or omission by the Indemnifying Party in connection with this Agreement. This provision is not intended to obligate CAI to Indemnify BCBS for claims under the terms of BCBS’s health insurance policies or HMO agreements which BCBS would have been obligated to pay regardless of the misconduct or act or omission of CAI.

5.3 Defense of Litigation. Except as provided in Section 5.2, each party shall be responsible at its own expense for defending itself in any litigation brought against it, whether or not the other party is also a defendant, arising out of any aspect of activities undertaken in connection with this Agreement. Each party agrees to provide the other party information in its possession which is necessary to the other party's defense in such litigation.

6. Additional Requirements

6.1 Independent Contractors. The relationship of the parties under this Agreement shall be that of independent contractors. Neither shall have any claim under this Agreement or otherwise against the other party as a joint venturer or partner.

6.2 Proprietary Rights. Neither party shall use the name, logos, trademarks, or service marks of the other without the other's prior written consent, except that CAI may include BCBS in its listing of clients.

6.3 Nonsolicitation of Employees. During the term of this Agreement and for an additional period of two (2) years after the termination of this Agreement, neither CAI nor BCBS shall solicit for employment or hire any employee or consultant of the other without the other's prior written consent.

6.4 Non-Competition. CAI agrees that during the period commencing on the date of this Agreement to and including the second anniversary of the date this Agreement terminates (for whatever reason), CAI shall not (a) engage directly or indirectly in the State of Vermont in any business that is in direct or indirect competition with the business of BCBS, or (b) contract to provide its services in the State of Vermont to an entity that is in direct or indirect competition with the business of BCBS.

6.5 No Guarantee of Medical Results. Neither the execution of this Agreement nor the performance of any of its obligations constitutes an undertaking by CAI to guarantee the results of health care provider services or that such services will be rendered in accordance with generally accepted medical standards or procedures. The parties agree that CAI is not and shall not be deemed a health care provider as a result of the Services provided pursuant to this Agreement, and that all decisions concerning the rendering of health care services are determined by the patient's physician, hospital or other health care provider and the patient.

7. Miscellaneous

7.1 Compliance With Laws. Each party shall, throughout the term of this Agreement, use its best efforts to be in continuous compliance with all applicable laws.

7.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt, and shall be addressed as follows:

If to BCBS:	Blue Cross and Blue Shield of Vermont
445 Industrial Lane, Montpelier, Vermont 05602 Attn: Don George, Vice President

If to CAI:	CareAdvantage, Inc.
485-C Route 1 South Iselin, New Jersey 08830 Attn: Dennis Mouras, Chief Executive Officer & President

or to such other address as any party hereto shall have designated to the other parties in accordance with the provisions of this Agreement.

7.3 Parties in Interest. This Agreement is made for the exclusive benefit of the parties hereto, their successors and permitted assigns, and no person or entity other than CAI, BCBS, their successors or permitted assigns shall acquire or have any rights under or by virtue of this Agreement.

7.4 Impossibility of Performance. No party shall be deemed to be in violation of this Agreement if prevented from performing any obligation hereunder due to matters that are beyond its control, including without limitation war, fire, strikes, riots, floods, storms, earthquakes, other elements or acts of God or the public enemy.

7.5 Binding Agreement; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and subcontractors. No party hereto shall sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, in whole or in part, to a third party other than a parent, subsidiary, or affiliate without the prior written consent of the other party, which consent shall not be unreasonably withheld.

7.6 Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by a writing executed by each of the parties hereto.

7.7 Disputes. In the event of any dispute between the parties hereto arising out of or concerning this Agreement, the parties agree to use their reasonable best efforts to resolve any such dispute amicably, in good faith, and expeditiously prior to resorting to litigation.

7.8 Injunctive Relief. The parties acknowledge that in the event of the breach of certain provisions of this Agreement, including Sections 3, 6.2 and 6.3 or 6.4, CAI or BCBS, as the case may be, may not have an adequate remedy at law and will suffer irreparable damage and injury. Therefore, in addition to any other remedy available, CAI and BCBS each agree that if it violates any of the provisions of Section 3, 6.2, 6.3 or 6.4, the non-breaching party shall be entitled to injunctive relief, without bond, from a court of competent jurisdiction.

7.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws.

7.10 Effect of Prior Agreement. Commencing as of the Effective Date, the rights and obligations of the parties shall be determined pursuant to this Agreement and the Prior Agreement shall be of no further effect.

7.11 Severability. If any provision of this Agreement or application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

7.12 Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

In Witness Whereof, the parties hereto have hereunto set their hands and seals as of the date written above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF VERMONT

BY: /s/ DENNIS J. MOURAS	BY: /s/ DON C. GEORGE	7-12-2001
TITLE: CEO	TITLE: VICE PRESIDENT MANAGED HEALTH SYSTEMS

ATTACHMENT A

INTELLECTUAL PROPERTY

1.  License. In accordance with the terms and conditions of this Attachment, CAI grants BCBS the non-exclusive license to use the following intellectual property only at BCBS’s offices in the State of Vermont, and only in connection with its business of providing health care and managed care coverage:

RightPath™
Physician Review System™
ClientNet™
Case Management Screening

Such properties shall collectively be referred to as “Intellectual Property”; but to the extent such Intellectual Property consists of computer software (i.e., Physician Review System™ and ClientNet™), it shall be referred to as “Software”; to the extent that documentation accompanies the Software, it shall be referred to as “Documentation”; updates and/or improvements to the Software and/or other Intellectual Property shall be referred to as “Updates”; and Intellectual Property (including Software and Updates) and Documentation and any copies or modifications thereto are referred to as the “Licensed Products.”

All rights to and in the Licensed Products, including, but not limited to, copyrights and trade secret rights, belong to CAI and CAI holds title to each copy of the Licensed Products. BCBS shall not transfer or distribute the Licensed Products to others, and the license granted hereunder shall automatically terminate in the event of such a transfer or distribution. BCBS shall not copy or modify the Licensed Products, except that BCBS may copy the Licensed Products for authorized use and for backup so long as all copyright and other notices are reproduced and included on such copies.

2. Updates. During the term of the Second Amended and Restated Agreement, CAI will provide BCBS without additional charge copies of all Updates to the extent that they become available for commercial use.

3.  Term of License. Upon termination of the Second Amended and Restated Agreement for any reason, BCBS shall return all copies of the Licensed Products to CAI. In addition, CAI may terminate the license granted pursuant to this Attachment (without terminating the Second Amended and Restated Agreement) in the event BCBS breaches any of the terms and conditions contained in this Attachment, upon which termination BCBS shall return all copies of the Licensed Products to CAI. All provisions of this Attachment A relating to disclaimers of warranties, limitation of liability, remedies, or damages, and CAI's proprietary rights shall survive termination of the license and/or Second Amended and Restated Agreement.

4.  Object Code. The Software is delivered in object code only. BCBS shall not reverse compile or otherwise reverse engineer the Software.

5.  Limited Warranty. CAI does not warrant that the functions contained in the Licensed Products will meet BCBS's requirements or that the operation of the Software will be uninterrupted or error-free. CAI does warrant that the media on which the Software is furnished will be free from defects in materials and workmanship under normal use for a period of thirty (30) days from the date of delivery ("Warranty Period"). BCBS's exclusive remedy under this limited warranty is the replacement of any defective physical media on which the Software is furnished, as provided below. To receive a replacement for defective media under this limited warranty, return the defective media to CAI during the Warranty Period.

EXCEPT AS PROVIDED ABOVE, THE LICENSED PRODUCTS IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE LICENSED PRODUCTS IS WITH BCBS.

6.  Limitation of Liability. CAI'S SOLE OBLIGATION OR LIABILITY UNDER THIS AGREEMENT IS THE REPLACEMENT OF DEFECTIVE MEDIA ACCORDING TO THE LIMITED WARRANTY ABOVE. IN ANY STATE WHERE THE FOREGOING LIMITATION OF LIABILITY IS UNENFORCEABLE, CAI’S SOLE OBLIGATION OR LIABILITY UNDER THIS AGREEMENT SHALL BE PAYMENT OF $100. IN NO EVENT WILL CAI BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF DATA, OR LOSS OF PROFITS OR LOST SAVINGS, ARISING OUT OF USE OF OR INABILITY TO USE THE SOFTWARE OR DOCUMENTATION, EVEN IF CAI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY. IN NO EVENT SHALL CAI BE LIABLE FOR ANY DAMAGES.

7.  General. Any attempt by BCBS to sublicense, assign or transfer any of the rights, duties or obligations with respect to the Intellectual Property is void.